Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contacts:

Natalie Wymer

nwymer@8point3energypartners.com

408-457-2348

LaTrina Shepherd

Latrina.shepherd@wellsfargo.com

312-630-2315

8point3 Energy Partners and Wells Fargo Acquire Kern High School District’s

22-Megawatts of SunPower® Solar Power Systems

First Drop-Down Transaction by 8point3 Energy Partners;

Construction Underway on Largest Contracted Solar Commitment by a U.S. School District

SAN FRANCISCO and SAN JOSE, Calif., January 27, 2016 – Wells Fargo & Company (NYSE: WFC) and 8point3 Energy Partners LP (Nasdaq: CAFD), the YieldCo joint venture formed by SunPower (Nasdaq: SPWR) and First Solar (Nasdaq: FSLR), announced today that a joint venture of the two companies has acquired 22 megawatts (DC) of SunPower solar power systems under construction at 27 Kern High School District (KHSD) sites in Kern County, California. The acquisition represents the first drop-down transaction for 8point3 Energy Partners.

“We’re pleased to announce our first drop-down transaction today, an acquisition that further diversifies our portfolio with a very significant distributed generation asset and strengthens our current position and outlook for long-term growth,” said Chuck Boynton, CEO of 8point3 Energy Partners. “We commend Kern High School District for its leadership in solar, and look forward to celebrating the completion of these systems later this year.”

“We are excited about our new joint venture and are proud to contribute to the success of 8point3 Energy Partners and SunPower,” said Barry Neal, executive vice president of Renewable Energy and Environmental Finance at Wells Fargo. “We are pleased to provide capital to solar projects that will decrease emissions while reducing costs, and applaud Kern High School District for making such a substantial commitment to solar.”

According to data provided by The Solar Foundation, KHSD’s solar projects represent the largest contracted commitment to solar power by any school district in the U.S.

Under a power purchase agreement, Wells Fargo and 8point3 Energy Partners will sell electricity to the district at competitive rates, providing KHSD a hedge against potential utility rate increases with no upfront capital cost. Once the systems are operational in 2016, the district estimates it will achieve $80 million in electricity cost savings over 25 years. KHSD will own the renewable energy credits associated with the systems.

At the KHSD sites, SunPower is installing solar carports in the schools’ parking lots. The solar carports take advantage of underutilized space and provide needed shade, and they feature SunPower® solar panels, the most efficient and reliable panels on the market today. All of the KHSD systems are expected to be operational before the end of 2016.

About 8point3 Energy Partners
8point3 Energy Partners LP (NASDAQ: CAFD) is a growth-oriented limited partnership formed by First Solar, Inc. and SunPower Corporation to own, operate and acquire solar energy generation projects. 8point3 Energy Partners' primary objective is to generate predictable cash distributions that grow at a sustainable rate. The partnership owns interests in projects in the United States that generate long-term contracted cash flows and serve utility, commercial and residential customers.  For more information about 8point3 Energy Partners, please visit: www.8point3energypartners.com.

About Wells Fargo

Wells Fargo & Company (NYSE: WFC) is a diversified, community-based financial services company with $1.8 trillion in assets. Founded in 1852 and headquartered in San Francisco, Wells Fargo provides banking, insurance, investments, mortgage, and consumer and commercial finance through 8,700 locations, 13,000 ATMs, the internet (wellsfargo.com) and mobile banking, and has offices in 36 countries to support customers who conduct business in the global economy. With approximately 265,000 team members, Wells Fargo serves one in three households in the United States. Wells Fargo & Company was ranked No. 30 on Fortune’s 2015 rankings of America’s largest corporations. Wells Fargo’s vision is to satisfy our customers’ financial needs and help them succeed financially. Wells Fargo perspectives are also available at Wells Fargo Blogs and Wells Fargo Stories.

In 2014, the Company donated $281.2 million to 17,100 nonprofits, and team members contributed more than 1.74 million volunteer hours around the country. A leader in reducing its own greenhouse gas emissions and building sustainably, Wells Fargo has been recognized by the U.S. Environmental Protection Agency’s Center for Corporate Climate Leadership, the Carbon Disclosure Project and the U.S. Green Building Council. Since 2005, Wells Fargo has provided more than $52 billion in environmental finance, supporting sustainable buildings and renewable energy projects nationwide. This includes investments in more than 300 solar projects and 48 wind projects that have generated 103 terra-watt hours of electricity to date, enough to power 9.4 million American homes for one year and displace the release of 57 million metric tons of CO2e, equivalent to the CO2e released by 6.5 billion gallons of gasoline or 62 billion pounds of coal. For more information, please visit www.wellsfargo.com/environment.

About Kern High School District

The Kern High School District is located in Bakersfield, California and serves the county of Kern located at the southern end of the San Joaquin Valley. The Kern High School District is one of California's largest 9-12 high school districts with more than 37,000 students and 4,000 employees. Founded in 1893, the KHSD currently includes 18 comprehensive campuses, five alternative education campuses, four special education centers, three career technical education sites, one adult education center, and one charter school.

About Sage Renewables

Sage Renewables is an independent renewable energy consulting and project development firm with over 165 MW of project experience. Sage Renewables was retained by the Kern High School District to solicit proposals for the project, help guide vendor selection, and ensure District goals are met from design through implementation. From project conception to operations management, Sage provides unbiased expertise on all aspects of energy projects. Sage is technology and vendor neutral, and has implemented energy projects with all market-ready renewable technologies including solar PV, energy storage, energy management systems, solar thermal, fuel cell and wind. For more information, visit www.sagerenew.com.